Exhibit 99.1

Contacts:

Stereotaxis, Inc. 314-678-6105 Jim Stolze, Chief Financial Officer jstolze@stereotaxis.com	Noonan Russo 212-845-4269 Brian Ritchie (investors) brian.ritchie@eurorscg.com

STEREOTAXIS ANNOUNCES CONTINUED ORDER MOMENTUM AND RECORD

BACKLOG FOR THIRD QUARTER

Management To Host A Conference Call Today At 5:00 PM Eastern Standard Time

St. Louis, MO, November 9, 2006 – Stereotaxis, Inc. (NASDAQ: STXS) today announced receipt of $10.3 million of new system orders during the third quarter, resulting in a record ending backlog of $44.0 million at September 30, 2006.

The Company reported third quarter 2006 revenue of $7.6 million, up from the $1.7 million reported for the third quarter of 2005. The Company recognized revenue from the sale of seven of its Niobe® advanced cardiology magnetic instrument control systems in the third quarter of 2006. During the third quarter of 2005, Stereotaxis recognized revenue from the sale of one system.

For the nine months ended September 30, 2006, Stereotaxis reported revenue of $13.2 million, versus $12.9 million during the comparable period of the prior year. During the first nine months of 2006, the Company recognized revenue from the sale of 11 of its Niobe advanced cardiology magnetic instrument control systems, compared to 12 over the first nine months of 2005.

System revenue increased to $6.4 million in the current year quarter, compared to $1.2 million in the prior year quarter. Disposables, service, and other revenue increased to $1.3 million from $0.5 million in the prior year quarter. Gross profit was $4.0 million in the current quarter, compared to $0.9 million in the prior year quarter.

For the nine months ended September 30, 2006, system revenue was $10.2 million compared to $11.3 million in the prior year period. This reduction in revenue relates to the decrease in units recognized in the nine month period offset by a modest improvement in average selling prices. During the first nine months of 2006, disposables, service and accessories revenue was $3.0 million, compared to the $1.7 million reported during the nine months ended September 30, 2005. For the nine months ended September 30, 2006, gross profit was $6.1 million compared to $6.5 million during the nine months ended September 30, 2005.

Stereotaxis’ third quarter operating expenses were approximately $15.7 million, versus $13.0 million reported during the third quarter of 2005. During the first nine months of 2006, Stereotaxis incurred operating expenses of $46.3 million, versus $37.7 million during the nine months ended September 30,

2005. The 2005 operating expenses include a one-time charge of $2.9 million in the second quarter of 2005 for the royalty settlement relating to an in-licensed patent. The increase in quarterly and year to date expenses relates primarily to incremental sales and marketing headcount and related costs, additional research and development expenses devoted to system-associated enhancements and device development, and to the impact of additional stock compensation expense required under the newly implemented accounting standard.

Net loss for the third quarter ended September 30, 2006 was approximately $11.4 million, compared to the $11.9 million reported in the prior year quarter. Net Loss per diluted share for the current quarter was $0.34 on 33.5 million weighted average shares outstanding versus a net loss of $0.44 reported for the prior year quarter on 27.4 million weighted average shares outstanding. The significant change in weighted average shares relates to the issuance of approximately 5.5 million shares in the Company’s first quarter of 2006.

For the nine months ended September 30, 2006, net loss was approximately $39.6 million, as compared to a net loss of $30.6 million during the corresponding period of the prior year. The increase in net loss compared to the prior year period is due principally to the increase in operating expenses. The prior period to date expenses included the $2.9 million impact of the royalty claim settlement. For the first nine months of 2006, net loss per diluted share was $1.21, as compared to the $1.12 loss reported for the nine months ended September 30, 2005. Diluted earnings per share were based on 32.6 million and 27.3 million weighted average shares outstanding, respectively, for the two nine month periods.

At September 30, 2006, Stereotaxis had purchase orders and other commitments for its Niobe systems of approximately $44 million. The Company does not include orders for disposables, service or other accessories in its backlog data. These purchase orders are subject to contingencies that are outside the Company’s control and may be revised, modified or cancelled.

Stereotaxis ended the third quarter with cash and investments of approximately $39.8 million compared to $10.7 million at year-end 2005. Total debt at September 30, 2006 amounted to approximately $2.2 million with approximately $9 million of funds available under a $10 million working capital line of credit.

The Company continues to expect total revenue for the year ended December 31, 2006 to be between $26 million and $30 million. To reiterate, Stereotaxis’ sales cycle, similar to other companies selling capital equipment to hospitals, is relatively long and can be subject to lumpiness from quarter to quarter, as hospital budget decisions and equipment installation schedules are often subject to last-minute delays. Prudence dictates that investors should anticipate the occasional impact on the Company’s quarterly results of such unexpected delays.

“For the second consecutive quarter we achieved an order rate of more than $10 million, resulting in a record backlog of $44 million at the end of this quarter. At the same time we are beginning to recognize significant movement of orders to revenue, as evidenced by the systems recognized in this third quarter. We are gratified both by the continued order momentum and the revenue improvement and remain confident that we will achieve our previously communicated guidance for revenue for the full year 2006 setting the stage for significant growth in 2007 and beyond”, commented Bevil Hogg, President and Chief Executive Officer.

The Company will host a conference call today at 5:00 p.m. Eastern Standard Time to discuss the results for the quarter. To participate in the conference call, please dial 800-418-6860 (Domestic) or 973-935-8756 (International) a few minutes before 5:00 p.m. ET on Thursday, November 9, 2006. A replay of the conference call will be available from 7:00 p.m. ET on November 9, 2006 until 7:00 p.m. ET on February 9, 2007. The replay dial in number is 877-519-4471 (Domestic) or 973-341-3080 (International). The replay pin number is 8029800.

The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=36348

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of arrhythmias and coronary artery disease. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Systems revenue	$ 6,370,082	$ 1,164,570	$ 10,212,780	$ 11,257,060
Disposables, service and accessories revenue	1,270,231	523,769	2,973,346	1,663,906
Total revenue	7,640,313	1,688,339	13,186,126	12,920,966
Cost of revenue	3,675,522	791,436	7,089,938	6,426,245
Gross margin	3,964,791	896,903	6,096,188	6,494,721
Operating expenses:
Research and development	5,576,769	4,900,054	17,247,408	12,593,401
General and administration	4,244,995	4,082,567	12,550,143	10,571,889
Sales and marketing	5,879,047	3,987,917	16,467,817	11,597,686
Royalty settlement	-	-	-	2,923,111
Total operating expenses	15,700,811	12,970,538	46,265,368	37,686,087
Operating loss	(11,736,020)	(12,073,635)	(40,169,180)	(31,191,366)
Interest income	527,812	228,077	1,638,643	794,053
Interest expense	(145,365)	(60,737)	(1,028,871)	(180,821)
Net loss	$(11,353,573)	$(11,906,295)	$(39,559,408)	$(30,578,134)

Net loss per common share:
Basic and diluted	$ (0.34)	$ (0.44)	$ (1.21)	$ (1.12)

Weighted average shares used in computing net loss per common share:
Basic and diluted	33,541,140	27,365,263	32,641,732	27,268,772

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$ 22,629,306	$ 3,598,493
Short-term investments	17,187,498	7,137,094
Accounts receivable, net of allowance of $116,930 and $29,576 in 2006	12,951,933	5,897,072
and 2005, respectively
Current portion of long-term receivables	156,927	461,520
Inventories	9,044,835	9,404,792
Prepaid expenses and other current assets	2,522,990	5,128,852
Total current assets	64,493,489	31,627,823
Property and equipment, net	4,300,087	3,078,313
Intangible assets, net	1,577,778	1,677,778
Long-term receivables	-	146,520
Other assets	324,006	127,755
Total assets	$ 70,695,360	$ 36,658,189

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$ 833,333	$ 1,000,000
Accounts payable	3,856,880	4,866,156
Accrued liabilities	7,661,311	5,648,693
Deferred contract revenue	7,260,997	4,216,255
Total current liabilities	19,612,521	15,731,104

Long term debt, less current maturities	1,388,889	1,972,222
Long term deferred contract revenue	766,494	801,005
Other liabilities	73,360	28,016

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2006 and 2005; none outstanding at 2006 and 2005	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at 2006 and 2005; 34,540,388 and 27,835,611 issued at 2006 and 2005, respectively	34,540	27,836
Additional paid-in capital	246,814,637	179,286,612
Deferred Compensation	-	(2,569,760)
Treasury stock, 40,151 and 36,519 shares at 2006 and 2005, respectively	(205,999)	(162,546)
Notes receivable from sales of stock	-	(180,619)
Accumulated deficit	(197,790,477)	(158,231,069)
Accumulated other comprehensive gain/(loss)	1,395	(44,612)
Total stockholders' equity	48,854,096	18,125,842
Total liabilities and stockholders' equity	$ 70,695,360	$ 36,658,189